Critical Concepts


Key Objectives of Plan

- -  Further align interests of shareholders and management;

- -  Hold executives accountable for Aetna's long-term performance;

- - Provide compensation opportunities dependent on the Company's performance relative to its competitors;

- -  Attract and retain outstanding executive talent;

- - Encourage/enable senior executives to acquire an additional equity interest in the Company.

Key Elements of Plan

- - Incentive Units (known to Aetna as ACEShares) - rights to receive common stock or cash which will vest only if established performance objectives are met.

- - Stock Options - granted at fair market value exercisable for 10 years. Current intent is to vest the options over 3 years.

Initial Award of Incentive Units (ACEShares)

- - Incentive Units will be awarded to approximately 35 executives and will be paid in stock.

- - Vesting tied to Company performance as compared with performance of companies in the DJII over a four-year measurement period. To fully vest, Company must meet or exceed two pre-established performance objectives:

    -- First, total return to shareholders must at least equal a threshold risk-free rate of return (5.9% - the annual rate of return of a four-year treasury note on 1/1/93);

    -- Second, total return to shareholders must at least meet the median rate of return of other companies in the DJII.

   If the Company meets this goal over the four-year measurement period (or over a three-year interim measurement period) units will vest as described in the Proxy Statement [page 29].

- - The aggregate value of all payments on the initial grant of Incentive Units (together with certain other cash-based, long-term awards granted to Senior Managers) is capped at 3% of the Company's total return to shareholders over the measurement period.
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Stock Ownership Guidelines

- - In conjunction with the adoption of the Plan, the Company has adopted stock ownership guidelines for Senior Executives. These guidelines encourage Senior Executives over time to substantially increase their current ownership of Company common stock. [See Q&A #4.]

Why this Plan Design

- - The Company is working to improve its compensation system, attempting to better link compensation to corporate and individual performance, shifting the focus from short-term rewards to long-term incentives.

- - We believe it is critically important to increase our returns to shareholders relative to our competitors. The performance measures selected for the initial grant of incentive units are intended to sharply focus management on that goal.

Why DJII as the Performance Target

- - Important to have an outside indicator for an objective view of Company performance.

- -  We identified poor Company performance relative to DJII.

- - We believe DJII is a valid measure of management's performance vis-a-vis companies facing similar challenges while also being a valid measure of success for our shareholders.

Why Shareholders Should Support this Plan

- -  Plan creates a long-term focus for executive decisions.

- - Plan only makes a payout if objective performance measures -- which are based on returns to shareholders -- are attained.

- - Company currently lacks an effective long-term compensation program -- an important element in recruiting and keeping valuable executive talent.

- - Plan is coupled with Stock Ownership guidelines -- which help to further align the interests of management and shareholders.

ISS [Institutional Shareholder Services -- if queried]

- -  ISS has recommended a vote against the 1994 Incentive Plan.

- -  We do not agree with ISS's recommendation.

- - ISS uses a formulaic measurement process. We believe this formula fails to recognize some of the most important and unique aspects of Aetna's program.
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    -- We want to be a leader in stock compensation within the industry, subject to attaining rigorous performance goals.

    -- ISS does not take into account the fact that, unlike some other Companies, over the last decade, Aetna has not gone back to shareholders to seek approval to add shares to its stock plan prior to the termination of the plan. [For the 1984 Stock Option Plan, 12 mm shares were approved -- 11 mm shares were utilized, of which 5.4 mm are currently attributable to outstanding options.]

    -- ISS did not take into account the stock ownership guidelines which we consider fundamental in further aligning management's interests with long-term shareholder interests.

    -- We expect the actual dilution from the plan to be lesser than predicted by ISS's formula (6.54% predicated by ISS).
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                         				 Q&A


1.Q.  How difficult to achieve are the DJII performance targets?

  A. If this program had been operating over the past decade, Aetna would have made only a single, below-median payout during the 10-year period. In a review of the performance of the companies in the DJII over the past 15 years, only a couple would have ever achieved the performance objective the Board has set.

2.Q.  Why did the measurement period begin 1-1-93?

  A. This date was selected by the Compensation Committee of the Board of Directors to reflect the fact that the plan, including the performance targets, had been under consideration as a substitute for the existing Performance Unit Plan since before 1-1-93.

3.Q. What are the amounts of stock that executives are expected to own?

  A. Chairman 5X base salary, EVPs 3X base salary, other members of management group 2X base salary, other ACEShare participants 1X base salary.

4.Q.  What happens if an Executive does not meet the guidelines?

  A. Failure to meet the guideline will be taken into account when making future grants. Those who have not met the stock ownership guidelines may receive smaller grants or no grant at all.

5.Q.  How difficult will it be to achieve the DJII performance target?

  A. If the program had been in operation over the past decade, Aetna would have made only a single (below median) payment. The target is very ambitious, and to meet it will require much hard work and dedication from the Company's employees. Nevertheless, we believe that we are putting in place the strategies to meet this goal going forward.